SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

          Proxy Statement Pursuant to Section 14(a) of Section 14(a) of
                       the Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[  ]    Preliminary Proxy Statement
[  ]    Confidential, for Use of the Commission Only
        (as permitted by Rule 14a-6(a) (2))
[  ]    Definitive Proxy Statement
[X ]    Definitive Additional Materials
[  ]    Soliciting Material Pursuant to Rule 14a-12

                                  LODGIAN,INC.
--------------------------------------------------------------------------------
                 (Name of Registrant as Specified in Its Charter


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant


Payment of Filing Fee (Check the appropriate box):
[  ]    No fee required
[  ]    Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and
        0-11. N/A
                (1) Title of each class of securities to which transaction applies: N/A

                (2) Aggregate number of securities to which transaction applies: N/A
                (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A
                (4)     Proposed maximum aggregate value of transaction:  N/A
                (5)     Total fee paid:  N/A

[  ]    Fee paid previously with preliminary materials.
[  ]    Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        (1)     Amount Previously Paid:
        (2)     Form, Schedule or Registration Statement No. 1
        (3)     Filing Party:
        (4)     Date Filed:

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                                     LODGIAN, INC.                [LODGIAN logo]
                                     3445 PEACHTREE ROAD
                                     ATLANTA, GA 30326
                                     www.lodgian.com
                                     NYSE:LOD


AT LODGIAN, INC.
Robert Cole              Thomas Eppich
Chief Executive Officer  Chief Financial Officer
rcole@lodgian.com        teppich@lodgian.com
(404) 365-3800           (404) 365-4469


AT THE FINANCIAL RELATIONS BOARD/BSMG
Leslie Hunziker        Georganne Palffy
General Information    Analysts/Investors
lhunzike@frb.bsmg.com  gpalffy@frb.bsmg.com
(312) 640-6760         (312) 640-6768


PROXY SOLICITOR
D.F. King & Co., Inc.
800-769-6414



FOR IMMEDIATE APPROVAL
WEDNESDAY, OCTOBER 18, 2000



                  LODGIAN RESPONDS TO PROPOSAL FROM YUNG GROUP;
                     PREVAILS IN LAWSUIT OVER ANNUAL MEETING


ATLANTA - OCTOBER 18, 2000 - LODGIAN, INC. (NYSE: LOD) confirmed today that it has received a proposal from an affiliate of William Yung to acquire all outstanding shares of the Company for a cash purchase price of $5.00 per share. Although the proposal is subject to due diligence and other customary conditions, the Company is delighted that the Yung group is willing to participate in the process to maximize value for all Lodgian shareholders. Lodgian will provide the Yung group access to due diligence information once the Yung group executes a confidentiality agreement containing a reasonable standstill clause, which would not preclude participation in the current proxy contest. Whitehall Street Real Estate Limited Partnership XIII and its affiliate submitted a proposal last week to acquire Lodgian at a cash purchase price of $4.50 per share, subject to due diligence and other conditions.

Robert S. Cole, chief executive officer of Lodgian, said, "Our desire is to negotiate the best possible transaction for our shareholders, whether that transaction be with Whitehall, Edgecliff or any other third-party. We are also committed to conducting a full and fair sale process which we are hopeful will include the Yung group." A copy of Lodgian's October 18, 2000, letter to Mr. Yung is attached to this press release.

Lodgian also announced that a Delaware court rejected efforts by the Yung group to require the Company to hold its annual meeting prior to October 20, 2000, to invalidate proxies received by the Company after 9:30 a.m. on October 11, 2000, and to prevent the Company from taking any action in connection with the Whitehall proposal or any other proposal from a third-party. The annual meeting, which had been postponed from October 11, 2000, so that shareholders could consider important information regarding the acquisition proposal from Whitehall, will be held as announced in Atlanta on Friday, October 20, 2000, 9:30 a.m., at The Resource Forum, 3340 Peachtree Road, N.E. Cole said, "The Yung group's attempts through the court to prevent the Company and its shareholders from considering the Whitehall proposal clearly demonstrate the Yung group's desire to take control of Lodgian through a non-competitive process. We are pleased that the court has stifled this attempt to prevent a non-competitive bidding process from taking place."

Lodgian will continue to solicit proxies in favor of its nominees because the Company believes the best way to maximize value for all Lodgian shareholders is to keep the Yung group off the Lodgian board so that it can participate in a competitive sale process as an unaffiliated, arms-length bidder. "This will also allow our board to pursue such a process and achieve the highest possible price for our shareholders without actual or perceived interference by the Yung group as an interested party that naturally wants to pay the lowest possible price," said Cole.

Shareholders who voted in favor of the Yung group's nominees are permitted to change their votes by submitting a later-dated white proxy card voting in favor of the Company's nominees or voting in person at the annual meeting. Shareholders who have any questions as to how to vote their shares or wish to obtain a new proxy card, should call Robert Cole at (404) 365-3800 or the Company's proxy solicitor, D.F. King & Co., Inc., toll free at 1-800-769-6414.

Lodgian has not entered into a definitive agreement with Whitehall and Lodgian is not required to pay any break-up fee to Whitehall unless and until a definitive agreement is signed with Whitehall. Lodgian's only financial obligation to Whitehall is to reimburse Whitehall the expenses that it incurs (up to $3,500,000) in connection with evaluating and pursuing a transaction with Lodgian in the event that Lodgian and Whitehall do not enter into definitive agreements for a transaction by December 10, 2000.

On January 12, 2000, Lodgian announced that it had engaged Morgan Stanley Dean Witter to assist its board of directors in the exploration of strategic alternatives for the purpose of maximizing shareholder value. Morgan Stanley Dean Witter continues to advise the Company as the sale process proceeds.

ABOUT LODGIAN
Lodgian, Inc. owns or manages a portfolio of 117 hotels with approximately 21,700 rooms in 32 states and Canada. The hotels are primarily full service, providing food and beverage service, as well as meeting facilities. Substantially all of Lodgian's hotels are affiliated with nationally recognized hospitality brands such as Holiday Inn, Crowne Plaza, Marriott, Sheraton, Hilton, Doubletree and Westin.

Lodgian's common shares are listed on the New York Stock Exchange under the symbol "LOD". Lodgian is a component of both the Russell 2000(R) Index, representing small cap stocks, and the Russell 3000(R) Index, representing the broader market.

Forward-Looking Statements Note:
Statements in this press release that are not strictly historical are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the Company's actual results in the future to differ materially from expected results. These risks include, among others, the termination of a letter of intent, competition within the lodging and contract service industries; the relationship between supply and demand for hotel rooms; the effects of economic conditions; issues associated with the ongoing integration of the former Servico, Inc. and Impac Hotel Group, LLC; the acquisition and renovation of existing hotels and the development of new hotels; operating risks; the cyclical nature of the lodging industry; risks associated with the dependence on franchisers of the Company's lodging properties; and the availability of capital to finance planned growth, as described in the Company's filings with the Securities and Exchange Commission.


     For more information on Lodgian toll-free via fax, dial 1-800-PRO-INFO
          (1-800-776-4636), follow the voice menu prompts and enter the company ticker LOD (or 563) or visit the Lodgian page
                     on the FRB web site at www.frbinc.com


                        Visit Lodgian at www.lodgian.com

                              -ATTACHMENT FOLLOWS-

                                     LODGIAN, INC.                [LODGIAN logo]
                                     3445 PEACHTREE ROAD
                                     ATLANTA, GA 30326
                                     www.lodgian.com
                                     NYSE:LOD



October 18, 2000

Mr. William Yung
President
Edgecliff Holdings, LLC
207 Grandview Drive
Fort Mitchell, Kentucky  41017

Dear Mr. Yung:

Thank you for your letter dated October 16, 2000, in which Edgecliff Holdings, LLC ("Edgecliff") expressed its interest in acquiring all of the capital stock of Lodgian, Inc, ("Lodgian") at $5.00 per share in cash. We are delighted that Edgecliff is willing to participate in the process to achieve maximum value for all Lodgian shareholders. We are prepared to respond to your inquiries and negotiate a possible transaction with Edgecliff, subject to our fiduciary obligations to our shareholders.

As you know, Lodgian has received a non-binding proposal from Whitehall Street Real Estate Limited Partnership XIII and Whitehall Parallel Real Estate Limited Partnership XIII (collectively, "Whitehall") to acquire Lodgian for a cash purchase price of $4.50 per share, subject to adjustments. The Whitehall proposal is subject to due diligence and the negotiation and execution of definitive agreements. We have also entered into an agreement with Whitehall under which we are permitted to provide you (and any other third party) access to due diligence information if:

o Our board determines that Edgecliff is capable of making an offer to acquire Lodgian that is more favorable than the proposed transaction with Whitehall and is likely to result in a transaction that will close; and

o Edgecliff executes the enclosed form of confidentiality agreement, which includes a reasonable standstill clause. This reflects our desire to give Edgecliff every opportunity to have access to the same information as we are now beginning to provide to Whitehall and which we have provided to other bidders who have been willing to agree to a longer standstill period. Please have your advisors contact our advisors to discuss a reasonable standstill agreement.

We hope that Edgecliff will respond to this request promptly as we would like to move forward and discuss in detail the terms of a proposed transaction with Edgecliff. As you know, under our agreement with Whitehall, if our board determines in good faith that its fiduciary duty so requires, we are permitted to consider an acquisition proposal from Edgecliff (or any third party) that is more favorable to Lodgian's stockholders than the transaction proposed by Whitehall if (i) we notify Whitehall that we are considering such an offer and
(ii) Whitehall does not make an offer within 5 days that our board determines is at least as favorable as Edgecliff's (or such other third party's) proposal. However, if for any reason we do not enter into definitive agreements with Whitehall for a transaction by December 10, 2000, our only obligation is to reimburse Whitehall the expenses that it incurs (up to $3,500,000) in connection with evaluating and pursuing a transaction with Lodgian.

Again, we are pleased that Edgecliff has expressed an interest in acquiring Lodgian. Our desire is to negotiate the best possible transaction for our shareholders, whether that transaction be with Whitehall, Edgecliff or any other third party. We are also committed to conducting a full and fair sale process. As I am sure you can appreciate, however, before we can pursue a transaction with Edgecliff (or any other third party) our existing contractual commitments require us to comply with the requirements referred to above. We believe these requirements are reasonable and in the best interests of Lodgian and our shareholders.

Lodgian and its advisors are available at any time to discuss our requests and answer any questions you or your advisors may have. We look forward to hearing from you soon.

Very truly yours,


/s/ Robert S. Cole
-------------------------------------
Robert S. Cole
President and Chief Executive Officer